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                                                                       Ex.10.12

                              EMPLOYMENT AGREEMENT


         AGREEMENT made as of the 29th day of July, 1996 between ROY F. WESTON, INC., (the "Company"), a Pennsylvania corporation with offices at Weston Way, West Chester, Pennsylvania, and ROY F. WESTON ("Weston"), of Dunwoody Village, Ch. 121, Newtown Square, Pennsylvania 19073.

         WHEREAS, Weston and the Company desire to set forth all terms and conditions upon which Weston shall continue to be employed by the Company hereinafter; and

         WHEREAS, Weston and the Company desire to replace and supersede all prior existing agreements between the parties, written and oral;

         NOW, THEREFORE, INTENDING TO BE LEGALLY BOUND, in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       (a)  EMPLOYMENT: TERM.

                  The Company agrees to and hereby does continue Weston in its employ, and Weston agrees to and hereby does continue in the employ of the Company, as Chairman Emeritus, with the duties set forth below, subject to the supervision and direction of the Board of Directors. Such employment shall continue until terminated by death or disability as provided herein or by mutual written agreement of the parties. It is the intent of this Agreement to continue the terms of Weston's current employment contract, except as modified in certain respects, all as expressly set forth herein or in the minutes of the Special Meeting of the Company's Board of Directors held on July 29, 1996.


                  (b)  DUTIES.

                  Weston shall serve as Chairman Emeritus of the Company. In this capacity, Weston shall perform only such duties and assignments as may from time to time be specifically prescribed to him by the Board of Directors of the Company.

                  (c) COMPENSATION.

                           (i) During the term of Weston's employment as described in Paragraph 1(a) hereof, he will be compensated at a base annual rate of not less than 55 percent of the midpoint for the Salary Grade, Chairman of the Board and CEO, currently designated Salary Grade 40, plus $18,000 per year payable on a basis mutually agreeable to the parties, but in no event less frequently than monthly. If there is no salary grade for Chairman and CEO combined, the applicable salary grade shall be the higher of the two grades.
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                           (ii) The following shall apply to the terms of
                           employment: The midpoint salary base shall be computed in accordance with standard Company practice for determining job value and setting salary scales, and shall be kept current to account for changes in responsibility, performance and adjustments in the cost of living. In addition, Weston shall be entitled to participate in all of the Company's benefit programs generally available to executive employees of the Company or in comparable programs to the extent available to persons of Weston's attained age. During these terms Weston may be awarded additional compensation by the Company above that specified in paragraph 1(c)(i), at the discretion of the Company's Board of Directors.

                           (iii) The Company will continue to pay the above salary to Weston's spouse, Mrs. Madeleen Weston (hereafter "his spouse") for her life, should Weston predecease her. The amount payable to Madeleen Weston under the preceding sentence shall be at the salary rate payable to Mr. Weston at the time of his death.

                  (d) BOARD POSITION.

                  The Board of Directors shall use its best efforts to nominate Weston and cause him to be elected to the Board of Directors, subject to any legal requirements and absent any disability as defined in paragraph 10 hereof. In the event Mr. Weston is not elected to the Board he will become an ex-officio member of the Board subject to any legal requirements and absent any disability as defined in paragraph 10 hereof. In all events, he will continue as Chairman Emeritus during his employment. Any fees or compensation for serving on the Company's Board of Directors ("Director's Fees") which would otherwise be payable to Weston in his role as a member or ex-officio member of the Board of Directors in any calendar year shall be offset against the $18,000 additional compensation amount paid during that year to Weston under paragraph 1(c)(i) above. If the total amount of any Director's Fees which would otherwise be payable to Weston in any calendar year exceeds $18,000 he shall be paid, in addition to the amount payable under paragraph 1(c)(i) above, the incremental amount by which such fees exceed $18,000. If the amount of Director's Fees which would otherwise be payable to Weston in any calendar year is less than $18,000, Weston shall not be paid such Director's Fees, but shall be paid the full $18,000 in accordance with paragraph 1(c)(i).

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         2. ADDITIONAL COMPENSATION; FRINGE BENEFITS.

                  (a) For the benefit and privilege of all full time employees, the Company has established various policies with regard to vacation with pay and paid holidays. Weston shall be entitled to the benefit of these policies as they presently exist or as they may be modified by the Company from time to time.

                  (b) During the term of Weston's employment by the Company, as defined in Paragraph 1 hereof, and after termination of said employment and until Weston's death, the Company shall pay necessary insurance premiums for Weston's $500,000 life insurance policy.

                  (c) During the term of Weston's employment by the Company, as defined in Paragraph 1 hereof, and after termination of said employment and until Weston's death and until the death of his spouse, the Company shall include Weston and his spouse in the hospitalization, surgical, major medical and other health insurance programs maintained by the Company. Such programs (or separate policies provided by the Company) will include reasonable coverage in excess of and supplementing Medicare coverage. The Company will pay all health insurance premiums under all such programs and policies (other than Medicare) for the benefit of Weston and his spouse.

                  (d) The Company shall continue to provide Weston with a membership to Overbrook Golf Club, and shall pay all reasonable expenses associated therewith, until his death, disability, or termination of this Agreement by mutual written consent of the parties.

                  (e) The Company shall continue to pay all reasonable business expenses incurred by Weston, consistent with Company policy.

                  (f) The Company shall continue to provide Weston with his current office space and secretarial and other executive support until his death, disability, or termination of this Agreement by mutual written consent of the parties.

         3. COMPANY AUTOMOBILE. The Company will continue to provide Weston with the use of an automobile until his death, disability, or termination of this Agreement by mutual written consent of the parties. The automobile shall be a Cadillac Seville or a comparable model and shall be less than three (3) years old.

         4. EXCLUSIVE SERVICE. During his employment hereunder, Weston will not engage in any other employment and/or assignment which conflicts with or impairs his obligations as an employee of the Company or any subsidiary thereof.

         5. DOCUMENTS COMPANY PROPERTY. All memoranda, notes, records, reports and other documents made, compiled or authored or co-authored by Weston, or made available to him during his employment with the Company, concerning any process, apparatus, method,

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                  information system, list of clients or product used, developed or considered by the Company, or any client of the Company, shall be the Company's confidential property, and shall be delivered to the Company upon termination of employment or at any other time requested by the Company, and shall not be furnished to any person, firm or corporation other than the Company.

         6. CONFIDENTIAL INFORMATION. Weston shall not disclose to others, or use for his own benefit or the benefit of others, or cause or induce others to do the same, any proprietary, confidential or secret information or documents of the Company, including, but not limited to, any customer lists, records, intellectual property and business plans of the Company, other than in the performance of his duties hereunder or unless authorized by the Company in writing. Any unpublished information and client reports are considered by the Company secret and confidential.

         7. NON-COMPETITION. During the period of his employment by the Company hereunder, and for a period of three years after the termination thereof, Weston will not, directly or indirectly, for his own benefit, or for or with any person, firm or corporation whatsoever other than the Company, engage in rendering services in any business in which the Company may be then engaged.

         8. INVENTIONS, METHODS AND PROCESSES. All inventions, methods, or processes relating to the Company's business created, conceived or otherwise prepared by Weston while employed by the Company, shall be assigned to the Company, and shall be the sole and exclusive property of the Company. Any such invention or discovery disclosed by Weston within one year following the termination of such employment by the Company shall be deemed to fall within this provision, unless proved to have been conceived and made following such termination. Upon request of the Company, whether during or after such employment by the Company, Weston promptly shall execute any and all applications, assignments or other instruments which the Company shall deem necessary or advisable in order to apply for and obtain a copyright, patent, or trademark in the United States and throughout the world, and will assign to the Company all right, title and interest in and to such copyrights, patents, and/or trademarks. The Company shall bear the cost of preparation and filing of all such applications, assignments and instruments in the appropriate governmental offices in the United States and any foreign country. If such services are performed by Weston at the request of the Company after termination of such employment, the Company shall pay reasonable compensation for such post-employment services.

         9. FIDELITY BOND. Weston shall furnish the Company, at the Company's expense, as from time to time it may request, a fidelity bond or bonds with such limits as it may designate.

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         10.      DISABILITY.

                  (a) In the event of Weston's disability, or upon mutual agreement between Weston and the Company, the salary payments under Paragraph 1(c) of this Agreement may be terminated by either party upon thirty (30) days' prior written notice. Thereafter, the payments in Paragraph 1(c), including the additional eighteen thousand ($18,000) dollars per year, shall be continued as disability payments for the first twelve (12) months of said disability. At the end of the twelve (12) month period, if Weston is disabled as defined herein, the payments beginning with the thirteenth (13th) month will be reduced to
                  41.25 percent of the midpoint of the Salary Grade for the position of Chairman of the Board and CEO (currently SG 40) then in effect, plus $7,425 (41.25% of $18,000). If at the end of twenty four (24) months, Weston is still disabled as defined herein, all subsequent payments shall be reduced to
                  27.5 percent of the midpoint of the Salary Grade for the position of Chairman of the Board and CEO (currently SG 40) then in effect, plus $4,950 (27.5% of $18,000), and will continue throughout the balance of the disability for an additional period not to exceed seventy two (72) months. If there is no salary grade for Chairman and CEO combined, the applicable salary grade shall be the higher of the two grades. The Company's payments in the event of Weston's disability will be offset by any disability insurance he may receive directly from any insurance company or companies for which premiums are paid by the Company.

                  (b) Weston shall be deemed to be "disabled" for purposes of this Agreement if the Company determines, on the basis of medical evidence satisfactory to the Company in its sole discretion, that Weston is disabled, mentally or physically, so as to be prevented from continuing to render services to the Company on the basis for which payments are being made in accordance with Paragraph 1(c) of this Agreement. Following any such determination of disability by the Company, certain medical evidence will be required by the Company at least semi-annually in order to enable the Company to determine whether Weston remains disabled. Less frequent medical evidence may be required at the Company's reasonable discretion. In the event that a dispute arises between Weston and the Company concerning disability as defined herein, the dispute shall be settled by a physician approved by both Weston and the Company. In the event that Weston and the Company cannot agree on a physician, a physician selected by Weston and a physician selected by the Company shall appoint a physician who will make the determination concerning whether or not Weston is disabled for purposes of this Agreement. Both Weston and the Company agree to be bound by the determination of said physician.

         11. REMEDIES AND BREACH. It is agreed that, money damages for breach of this Agreement being difficult to determine, the Company shall be entitled to an injunction upon any such breach by Weston, to be issued by any competent court of equity, enjoining and restraining Weston and each and every person concerned therein, from any further or continued violation of this Agreement.

         12. MERGER. The Company will not consolidate or merge into or with any other corporation, or transfer all or substantially all of its assets of business to another corporation or firm, unless

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                  such other entity (the "Successor Corporation") shall assume this Agreement. Upon such assumption, Weston and the Successor Corporation shall become obligated to perform the terms and conditions hereof, and the term "Company" as used in this Agreement shall be deemed to refer to such Successor Corporation. However, although Weston shall be employed by the Successor Corporation, he need not be designated as the Chairman Emeritus of the Successor Corporation but shall be of the Successor Corporation's subsidiary or division which conducts the Company's business if any, and his duties shall be prescribed by the Board of Directors of the Successor Corporation, subject to paragraph 1(b) hereof.

         13. RIGHT OF FIRST REFUSAL. Weston agrees that in the event Weston determines to sell or otherwise transfer all or substantially all of his shares of the capital stock (the "Shares") of the Company to any third party (other than to or in trust for the benefit of his spouse; his issue or the spouses of his issue or his grandchildren) Weston will first offer (for a period of thirty (30) days) such Shares to the Company at a price and under terms and conditions no less favorable to the Company than Weston may have received in any offer from any third party to buy such Shares. If there is no offer from a third party to purchase the Shares, the Company and Weston may independently agree upon appropriate terms and conditions for the Company's purchase of the Shares. However, under no circumstances will Weston participate in any determination by the Company of whether or not it will purchase the Shares or the price it will pay therefor. The provisions of this paragraph will be binding on Weston's transferees, and on Weston's heirs, executors and legal representatives, for a period of one year following Weston's death. This Right of First Refusal will expire on July 29, 1998.

         14. HEADQUARTERS. If the Company moves its headquarters from West Chester, Pennsylvania, during the period of Weston's employment under this Agreement, the Company will reimburse Weston for reasonable travel and living expenses incurred in connection therewith and Weston will not be required to change his residence.

         15. SCOPE OF AGREEMENT. This Agreement constitutes the entire understanding between the parties with reference to the subject matter hereof. This Agreement specifically modifies and replaces all prior written or oral agreements between the parties with respect to the subject matter hereof, including but not limited to the 1973 agreement, the August 19, 1985 agreement, and the August 6, 1991 and February, 1992 amendments thereto. This Agreement may only be modified in writing, executed by both parties.

         16. GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         17. GOVERNMENT CONTROLS. To the extent that the compensation provided to be paid to Weston hereunder represents an increased salary or wage which may not lawfully be paid to him at the time and in the manner provided for herein by reason of any statute, ordinance, executive order, rule or regulation of any governmental body or agency thereof, such increased amount of compensation shall be paid to Weston only as, and to the extent permitted by such applicable law. In that event, however, Weston's compensation shall be increased to the amount set forth

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                  herein as quickly as permitted by law. The failure of the
                  Company to pay compensation in the amounts and at the time provided herein which, if paid would violate any such applicable law, rule, ordinance, etc., shall not be deemed a breach by the Company of any obligation hereunder, and this Agreement shall be deemed to have been modified to require payment only of such legal amount as may be paid without violation of law.

         18. EFFECTIVE DATE. This Agreement shall become effective having been approved by the Company's Board of Directors, when executed by the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

(CORPORATE SEAL)           ROY F. WESTON, INC.

Attest:


_________________________  By__________________________________________



                                     _____________________________(SEAL)
                                     Roy F. Weston

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